Passage Bio Announces Positive Feedback from FDA on Expansion of upliFT-D Trial of PBFT02 to Include FTD-C9orf72 Patients

Agency feedback from Type C meeting process supports the company's proposed clinical development plans to expand the upliFT-D trial to assess PBFT02 in FTD patients with C9orf72 gene mutations

Plan to initiate dosing of FTD-C9orf72 patients in 1H 2025

PHILADELPHIA – July 16, 2024 – Passage Bio, Inc. (NASDAQ: PASG), a clinical-stage genetic medicines company focused on improving the lives of patients with neurodegenerative diseases, today announced that the company received positive feedback in its Type C meeting process with the U.S. Food and Drug Administration (FDA) on its proposal to evaluate PBFT02 for treating frontotemporal dementia (FTD) patients with mutations in the C9orf72 gene. Compelling preclinical evidence, coupled with available safety and robust progranulin (PGRN) expression data from the first cohort of FTD-GRN patients treated with PBFT02, supported FDA alignment on the proposed trial expansion. The company intends to amend the protocol for the ongoing upliFT-D Phase 1/2 global study for FTD-GRN to introduce a new population of FTD-C9orf72 patients.

"Securing FDA alignment on amending our upliFT-D protocol to include FTD-C9orf72 patients is a critical milestone in expanding access to those who could benefit from PBFT02,” said Will Chou, M.D., president and chief executive officer of Passage Bio. “Given the limited clinical trials for FTD-C9orf72 patients, we believe PBFT02 could fill a significant unmet need and bring new hope to this underserved patient community. We look forward to further advancing the clinical development of PBFT02 and building upon the encouraging data we’ve seen from the upliFT-D trial so far.”

FTD-C9orf72 is estimated to affect approximately 21,000 individuals in the United States and Europe. Similar to FTD-GRN, FTD-C9orf72 is marked by TDP-43 pathology, where the transactive response DNA binding protein 43 (TDP-43) abnormally accumulates in the cytoplasm of neurons, leading to neuronal dysfunction and degeneration. Third-party preclinical studies have demonstrated that increasing PGRN levels can reduce TDP-43 pathology and slow neurodegeneration.

The company plans to submit the revised trial protocol to health authorities and ethics committees promptly and expects to initiate dosing of FTD-C9orf72 patients in 1H 2025.

The FDA has granted PBFT02 Fast Track and Orphan Drug designations. PBFT02 has also received an Orphan designation from the European Commission.

About PBFT02

PBFT02 utilizes an AAV1 viral vector to deliver, through ICM administration, a functional GRN gene that encodes for progranulin (PGRN). This vector and delivery approach aims to elevate PGRN levels in the central nervous system (CNS) to alter the course of neurodegenerative diseases.

PBFT02 is supported by extensive preclinical studies indicating broad transduction across the brain, including high transduction of ependymal cells, and demonstrated robust increases in cerebrospinal fluid (CSF) PGRN concentrations. Robust CSF PGRN levels have also been observed clinically based on interim data.

About Passage Bio

Passage Bio (Nasdaq: PASG) is a clinical stage genetic medicines company on a mission to improve the lives of patients with neurodegenerative diseases. Our primary focus is the development and advancement of cutting-edge, one-time therapies designed to target the underlying pathology of these conditions. Passage Bio’s lead product candidate, PBFT02, seeks to treat neurodegenerative conditions, including frontotemporal dementia, by elevating progranulin levels to restore lysosomal function and slow disease progression.

To learn more about Passage Bio and our steadfast commitment to protecting patients and families against loss in neurodegenerative conditions, please visit: www.passagebio.com.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of, and made pursuant to the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995, including, but not limited to: our expectations about timing and execution of anticipated milestones, including the initiation of dosing of FTD-C9orf72 patients; the progress of clinical studies and the availability of clinical data from such trials; our expectations about our collaborators’ and partners’ ability to execute key initiatives; and the ability of our product candidates to treat their respective target CNS disorders. These forward-looking statements may be accompanied by such words as “aim,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “might,” “plan,” “potential,” “possible,” “will,” “would,” and other words and terms of similar meaning. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements, including: our ability to develop and obtain regulatory approval for our product candidates; the timing and results of preclinical studies and clinical trials; risks associated with clinical trials, including our ability to adequately manage clinical activities, unexpected concerns that may arise from additional data or analysis obtained during clinical trials, regulatory authorities may require additional information or further studies, or may fail to approve or may delay approval of our drug candidates; the occurrence of adverse safety events; the risk that positive results in a preclinical study or clinical trial may not be replicated in subsequent trials or success in early stage clinical trials may not be predictive of results in later stage clinical trials; failure to protect and enforce our intellectual property, and other proprietary rights; our dependence on collaborators and other third parties for the development and manufacture of product candidates and other aspects of our business, which are outside of our full control; risks associated with current and potential delays, work stoppages, or supply chain disruptions; and the other risks and uncertainties that are described in the Risk Factors section in documents the company files from time to time with the Securities and Exchange Commission (SEC), and other reports as filed with the SEC. Passage Bio undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

For further information, please contact:

Investors:

Stuart Henderson

Passage Bio

267.866.0114

shenderson@passagebio.com

Passage Bio Media:
Mike Beyer
Sam Brown Inc. Healthcare Communications
312.961.2502
mikebeyer@sambrown.com